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                                                                    Exhibit 23.3





                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned firm of Independent Petroleum Engineers, of Calgary, Alberta, Canada, knows that it is named as having prepared a constant dollar evaluation dated September 23, 2004 of the Kotaneelee interests of Magellan Petroleum Corporation, and hereby gives its consent to the use of its name and to the use of the said estimates.

                                        Paddock Lindstrom & Associates Ltd.

                                        /s/ L. K. Lindstrom
                                        -------------------
October  11, 2004                       L. K. Lindstrom, P. Eng.
                                        President